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                                                                    EXHIBIT 10.1

                              SOLECTRON CORPORATION

                      CHANGE OF CONTROL SEVERANCE AGREEMENT

      This Change of Control Severance Agreement (the "AGREEMENT") is made and entered into by and between [_________________] (the "EXECUTIVE") and Solectron Corporation, a Delaware Corporation (the "COMPANY"), effective as of [_____________], 2002 (the "EFFECTIVE DATE").

                                    RECITALS

      1. It is expected that the Company from time to time will consider the possibility of an acquisition by another company or other change of control. The Board of Directors of the Company (the "BOARD") recognizes that such consideration can be a distraction to Executive and can cause Executive to consider alternative employment opportunities. The Board has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication and objectivity of Executive, notwithstanding the possibility, threat or occurrence of a Change of Control of the Company.

      2. The Board believes that it is in the best interests of the Company and its stockholders to provide Executive with an incentive to continue his or her employment and to motivate Executive to maximize the value of the Company upon a Change of Control for the benefit of its stockholders.

      3. The Board believes that it is imperative to provide Executive with certain severance benefits upon Executive's termination of employment following a Change of Control. These benefits will provide Executive with enhanced financial security and incentive and encouragement to remain with the Company notwithstanding the possibility of a Change of Control.

      4.    Certain capitalized terms used in the Agreement are defined in
Section 6 below.

                                    AGREEMENT

      NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

      1. Term of Agreement. This Agreement shall terminate upon the date that all of the obligations of the parties hereto with respect to this Agreement have been satisfied.

      2. At-Will Employment. The Company and Executive acknowledge that Executive's employment is and shall continue to be at-will, as defined under applicable law, except as may otherwise be specifically provided under the terms of any written formal employment agreement or offer letter between the Company and Executive (an "EMPLOYMENT AGREEMENT"). If Executive's employment terminates for any reason, including (without limitation) any termination prior to a Change of Control, Executive shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement or under his or her Employment Agreement.

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      3.    Severance Benefits.

            (a) Involuntary Termination Following a Change of Control. If within twelve (12) months following a Change of Control (i) Executive terminates his or her employment with the Company (or any parent or subsidiary of the Company) for Good Reason or (ii) the Company (or any parent or subsidiary of the Company) terminates Executive's employment for other than Cause, and Executive signs and does not revoke a standard release of claims with the Company in a form acceptable to the Company, then Executive shall receive the following severance from the Company:

                  (i) Severance Payment. For a period of twenty-four (24) months following Executive's termination of employment, Executive shall be paid Executive's average annual base salary and target bonus for the two years prior to such termination payable in accordance with the Company's normal payroll practices; provided, however, that if Executive has been employed for less than two years prior to such termination, for a period of twenty-four (24) months following such termination, Executive will be paid Executive's average annual base salary and target bonus for the period Executive was actually employed with the Company; provided, further, that in the event Executive engages in Competition during the twenty-four month period following such termination, all payments pursuant to this subsection shall immediately cease.

                  (ii) Options. Executive shall be entitled to continue vesting for twelve (12) months following the date of such termination with respect to any Company stock options (whether granted to Executive on, before or after the date of this Agreement); provided, however, that all Company stock options will immediately cease vesting if Executive engages in Competition during such 12-month period. Additionally, Executive shall have a period of one year and ninety (90) days following such termination of employment (the "POST-TERMINATION EXERCISE PERIOD") to exercise Executive's vested Company stock options (whether granted on, before or after the date of this Agreement), but in no event beyond the original maximum term of the option; provided, however, that all Company stock options shall immediately terminate and Executive shall have no further rights with respect to such options in the event Executive engages in Competition during such Post-Termination Exercise Period.

                  (iii) Continued Employee Benefits. Executive shall receive Company-paid coverage for a period of thirty-six (36) months for Executive and Executive's eligible dependents under the Company's Benefit Plans; provided, however, that in the event Executive engages in Competition during the thirty-six month period following such termination, all Company-paid coverage pursuant to this subsection shall immediately cease.

                  (iv) Payments or Benefits Required by Law. Executive shall receive such other compensation or benefits from the Company as may be required by law (for example, under Section 4980B of the Code).

            (b) Voluntary Resignation; Termination for Cause. If Executive's employment with the Company terminates (i) voluntarily by Executive (other than for Good Reason) or (ii) for Cause by the Company, then Executive shall not be entitled to receive severance or other benefits except for those (if any) provided for in the Employment Agreement or as may then be established under the Company's then existing severance and benefits plans and practices or pursuant to other written agreements with the Company.

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            (c)   Disability; Death. If the Company terminates Executive's
employment as a result of Executive's Disability, or Executive's employment terminates due to his or her death, then Executive shall not be entitled to receive severance or other benefits except for those (if any) provided for in the Employment Agreement or as may then be established under the Company's then existing written severance and benefits plans and practices or pursuant to other written agreements with the Company.

            (d) Termination Apart from Change of Control. In the event Executive's employment is terminated for any reason, either prior to the occurrence of a Change of Control or after the twelve (12) month period following a Change of Control, then Executive shall be entitled to receive severance and any other benefits only as provided for in the Employment Agreement or as may then be established under the Company's existing written severance and benefits plans and practices or pursuant to other written agreements with the Company.

            (e) Exclusive Remedy. In the event of a termination of Executive's employment within twelve (12) months following a Change of Control, the provisions of this Section 3 are intended to be and are exclusive and in lieu of any other rights or remedies to which Executive or the Company may otherwise be entitled (including any contrary provisions in the Employment Agreement), whether at law, tort or contract, in equity, or under this Agreement. Executive shall be entitled to no benefits, compensation or other payments or rights upon termination of employment within twelve (12) months following a Change in Control other than those benefits expressly set forth in this Section 3.

      4.    Golden Parachute Excise Tax.

            (a) In the event it shall be determined that any payment or distribution by the Company or other amount with respect to the Company to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 4 (a "PAYMENT"), is (or will be) subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "CODE") or any interest or penalties are (or will be) incurred by Executive with respect to the excise tax imposed by Section 4999 of the Code with respect to the Company (the excise tax, together with any interest and penalties, are hereinafter collectively referred to as the "EXCISE TAX"), Executive shall be entitled to receive an additional cash payment (a "GROSS-UP PAYMENT") from the Company in an amount equal to the sum of the Excise Tax and an amount sufficient to pay the cumulative Excise Tax and all cumulative income taxes (including any interest and penalties imposed with respect to such taxes) relating to the Gross-Up Payment so that the net amount retained by Executive is equal to all payments to which Employee is entitled pursuant to the terms of this Agreement (excluding the Gross-Up Payment) or otherwise less income taxes (but not reduced by the Excise Tax or by income taxes attributable to the Gross-Up Payment).

            (b) Subject to the provisions of Section 4(c), all determinations required to be made under this Section 4, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at the determination, shall be made by a nationally recognized certified public accounting firm selected by the Company with the consent of Executive, which should not unreasonably be withheld (the

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"ACCOUNTING FIRM") which shall provide detailed supporting calculations both to the Company and Executive within 30 days after the receipt of notice from Executive that there has been a Payment, or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. The Company, as determined in accordance with this Section 4, shall pay any Gross-Up Payment to Executive within five days after the receipt of the Accounting Firm's determination. If the Accounting Firm determines that no Excise Tax is payable by Executive, it shall so indicate to Executive in writing. Any determination by the Accounting Firm shall be binding upon the Company and Executive. As a result of uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm, it is possible that Gross-Up Payments that the Company should have made will not have been made (an "UNDERPAYMENT"), consistent with the calculations required to be made hereunder. In the event the Company exhausts its remedies in accordance with Section 4(c) and Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of Underpayment that has occurred and the Underpayment shall be promptly paid by the Company to or for the benefit of Executive.

            (c) Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require a Gross-Up Payment (that has not already been paid by the Company). The notification shall be given as soon as practicable but no later than ten business days after Executive is informed in writing of the claim and shall apprise the Company of the nature of the claim and the date on which the claim is requested to be paid. Executive shall not pay the claim prior to the expiration of the 30-day period following the date on which Executive gives notice to the Company or any shorter period ending on the date that any payment of taxes with respect to the claim is due. If the Company notifies Executive in writing prior to the expiration of the 30-day period that it desires to contest the claim, Executive shall:

                  (i) give the Company any information reasonably requested by the Company relating to the claim;

                  (ii) take any action in connection with contesting the claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to the claim by an attorney reasonably selected by the Company;

                  (iii) cooperate with the Company in good faith in order effectively to contest the claim; and

                  (iv) permit the Company to participate in any proceedings relating to the claim.

            (d) The Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with the contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of the representation and payment of costs and expenses. Without limitation of the forgoing provisions of this Section 4, the Company shall control all proceedings taken in connection with the contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings, and conferences with the taxing authority in

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respect of the claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute the contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine. If the Company directs Executive to pay the claim and sue for a refund, the Company shall advance the amount of the payment to Executive, on an interest-free basis, and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise
Tax or income tax (including interest or penalties with respect thereto) imposed with respect to the advance or with respect to any imputed income with respect to the advance; and any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which the contested amount is claimed to be due shall be limited solely to the contested amount. The Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

            If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 4(d), Executive becomes entitled to receive any refund with respect to the claim, Executive shall, subject to the Company's compliance with the requirements of Section 4(d), promptly pay to the Company the amount of the refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Executive of an amount advanced by the Company pursuant to this Section 4(d), a determination is made that Executive shall not be entitled to any refund with respect to the claim and the Company does not notify Executive in writing of its intent to contest the denial of refund prior to the expiration of 30 days after the determination, then the advance shall be forgiven and shall not be required to be repaid and the amount of the advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

      5. Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:

            (a) Benefit Plans. "BENEFIT PLANS" means plans, policies or arrangements that the Company sponsors (or participates in) and that immediately prior to Executive's termination of employment provide Executive and/or Executive's eligible dependents with medical, dental, vision and/or financial counseling benefits. Benefit Plans do not include any other type of benefit (including, but not by way of limitation, disability, life insurance or retirement benefits). A requirement that the Company provide Executive and Executive's eligible dependents with coverage under the Benefit Plans will not be satisfied unless the coverage is no less favorable than that provided to Executive and Executive's eligible dependents immediately prior to Executive's termination of employment. Notwithstanding any contrary provision of this
Section 5, but subject to the immediately preceding sentence, the Company may, at its option, satisfy any requirement that the Company provide coverage under any Benefit Plan by instead providing coverage under a separate plan or plans providing coverage that is no less favorable or by paying Executive a lump sum payment sufficient to provide Executive and Executive's eligible dependents with equivalent coverage under a third party plan that is reasonably available to Executive and Executive's eligible dependents.

            (b) Cause. "CAUSE" means (i) a willful failure by Executive to substantially perform Executive's duties as an employee, other than a failure resulting from the Executive's

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complete or partial incapacity due to physical or mental illness or impairment,
(ii) a willful act by Executive that constitutes gross misconduct and that is injurious to the Company, (iii) circumstances where Executive willfully imparts material confidential information relating to the Company or its business to competitors or to other third parties other than in the course of carrying out Executive's duties, (iv) a material and willful violation by Executive of a federal or state law or regulation applicable to the business of the Company or
(v) Executive's conviction or plea of guilty or no contest to a felony. No act or failure to act by Executive shall be considered "WILLFUL" unless committed without good faith and without a reasonable belief that the act or omission was in the Company's best interest.

            (c) Change of Control. "CHANGE OF CONTROL" means the occurrence of any of the following:

                  (i) the sale, lease, conveyance or other disposition of all or substantially all of the Company's assets to any "person" (as such term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended), entity or group of persons acting in concert;

                  (ii) any person or group of persons becoming the "beneficial owner" (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 30% or more of the total voting power represented by the Company's then outstanding voting securities;

                  (iii) a merger or consolidation of the Company with any other corporation, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its controlling entity) at least 50% of the total voting power represented by the voting securities of the Company or such surviving entity (or its controlling entity) outstanding immediately after such merger or consolidation; or

                  (iv) a contest for the election or removal of members of the Board that results in the removal from the Board of at least 33% of the incumbent members of the Board.

            (d) Competition. "COMPETITION" shall mean Executive's direct or indirect engagement in (whether as an employee, consultant, agent, proprietor, principal, partner, stockholder, corporate officer, director or otherwise), or ownership interest in or participation in the financing, operation, management or control of, any person, firm, corporation or business that competes with Company or is a customer of the Company.

            (e) Disability. "DISABILITY" shall mean that Executive has been unable to perform the principal functions of Executive's duties due to a physical or mental impairment, but only if such inability has lasted or is reasonably expected to last for at least six months. Whether Executive has a Disability shall be determined by the Board based on evidence provided by one or more physicians selected by the Board.

            (f)   Good Reason. "GOOD REASON" means (without Executive's consent)
(i) a material reduction in Executive's title, authority, status, or responsibilities, (ii) a material breach by the Company of its obligations as an employee, or (iii) a relocation of Executive's principal place of employment by more than twenty five (25) miles. With respect to a termination of employment that

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occurs during the six (6) month period immediately following a Change of
Control, clause (i) of the preceding sentence shall be applied by replacing the word "reduction" with the word "change."

      6.    Successors.

            (a) The Company's Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company's business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term "COMPANY" shall include any successor to the Company's business and/or assets which executes and delivers the assumption agreement described in this Section 6(a) or which becomes bound by the terms of this Agreement by operation of law.

            (b) The Executive's Successors. The terms of this Agreement and all rights of Executive hereunder shall inure to the benefit of, and be enforceable by, Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

      7.    Notice.

            (a) General. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of Executive, mailed notices shall be addressed to him or her at the home address which he or she most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its President.

            (b) Notice of Termination. Any termination by the Company for Cause or by Executive for Good Reason or as a result of a voluntary resignation shall be communicated by a notice of termination to the other party hereto given in accordance with Section 7(a) of this Agreement. Such notice shall indicate the specific termination provision in this Agreement relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and shall specify the termination date (which shall be not more than thirty (30) days after the giving of such notice). The failure by Executive to include in the notice any fact or circumstance which contributes to a showing of Good Reason shall not waive any right of Executive hereunder or preclude Executive from asserting such fact or circumstance in enforcing his or her rights hereunder.

      8.    Miscellaneous Provisions.

            (a) No Duty to Mitigate. Executive shall not be required to mitigate the amount of any payment contemplated by this Agreement, nor shall any such payment be reduced by any earnings that Executive may receive from any other source.

            (b) Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by

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Executive and by an authorized officer of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

            (c) Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

            (d) Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto and supersedes in their entirety all prior representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied) of the parties with respect to the subject matter hereof, including (without limitation) the Employment Agreement). No future agreements between the Company and Executive may supersede this Agreement, unless they are in writing and specifically mention this Section 8(d).

            (e) Choice of Law. The laws of the State of California (without reference to its choice of laws provisions) shall govern the validity, interpretation, construction and performance of this Agreement.

            (f) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

            (g) Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes.

            (h) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

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      IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth below.

COMPANY                            SOLECTRON CORPORATION

                                   By: _________________________________________

                                   Title: Chief Executive Officer  Date: _______

EXECUTIVE                          By: _________________________________________

                                   Title: _____________________Date: ___________

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